EXHIBIT 10.01

TERM SHEET

Consultant	James Scully (“Consultant”)
Position	Interim Chief Executive Officer (“CEO”) and principal accounting officer (“PAO”) (collectively the “Position”) of Neuralstem Inc. (“Company”)
Effective Date	August 1, 2018.
Base Salary

Consultant will earn $25,000 per calendar month (prorated for partial months of service) in accordance with the regular payroll practices of the Company (the “Base Pay”). Consultant will be required to devote his full business time, attention, skill, and best efforts to the performance of his duties for three (3) days per week. In addition to the Base Pay, Consultant will earn an additional $2,000 for each additional day for which he devotes his full business time and attention (“Daily Retainer”). Consultant will submit a monthly invoice (“Invoice”) containing Base Pay and itemizing any applicable Daily Retainer to the chairman of the Company’s Compensation Committee (“Chairman”). The Chairman will then have 5 days to review (“Review Period”) and approve any amount of Daily Retainer contained therein or provide any objection, in writing. In the event an objection is not made within the Review Period, the Daily Retainer amount will be deemed approved. In the event any amount is disputed, the undisputed amount of the Invoice will be paid pursuant to the Company’s normal payroll practices and Consultant and Chairman will work in good faith to resolve any such dispute. Consultant will also be reimbursed for reasonable, out of pocket business expenses incurred in performing his duties in accordance with the Company’s expense reimbursement policies then in effect.

The Term/Early Termination

The term shall be for six (6) months beginning August 1, 2018 and ending on January 31, 2018 (“Term”) unless terminated earlier, as described herein. The Company may terminate the agreement upon sixty (60) days written notice to Consultant. Provided that a Non-T ermination event has not occurred, Consultant may terminate the agreement with sixty (60) days written notice.

If a Non-Termination event has occurred, Consultant will be required to complete the Term or in the event: (i) Consultant elects to cease being a service provider prior to the end of the Term, or (ii) Consultant is Terminated by the Company for Cause after a Non-Termination event has occurred, Consultant will be required to pay Liquidated Damages, as defined below.

Non-Termination/Liquidated Damages	For purposes of the agreement, the exercise of the Option during the Term will constitute a Non-Termination event. For purposes of the agreement, Liquidated Damages shall be: (i) the repayment of any gain from the sale of the shares underlying the Option, or (ii) if Consultant has not sold the shares, the Company’s ability to repurchase the shares for: (a) the amount of cash paid by Consultant to purchase the shares or (b) $0.01 in the event Consultant exercised the Option via a cashless exercise.

Stock Option Grant

On the date hereof (“Grant Date”), the Company will issue Consultant an option to purchase 250,000 shares of common stock (“Options”). The Option has a term of five (5) years and an exercise price equal to the closing price on the Grant Date. The Option vests immediately but is subject to immediate termination in the event Consultant voluntarily ceases to be a service provider to the Company or is terminated by the Company for cause prior to the end of the Term.

For Cause	“Cause” shall mean (i) Consultant’s failure (except where due to a disability), neglect, or refusal to perform in any material respect Consultant’s duties and responsibilities, (ii) any intentional or grossly negligent act of Consultant that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its subsidiaries in any material respect, (iii) Consultant’s conviction of, or plea of guilty or no contest to: (x) a felony, (y) any material violation of federal or state securities laws or (z) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the performance of Consultant’s duties to the Company or otherwise result in material injury to the business of the Company or its subsidiaries , (iv) the commission by Consultant of an act of fraud or embezzlement against the Company or its subsidiaries; (v) any material violation by Consultant of the policies of the Company or its subsidiaries , including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company or its subsidiaries, or (vi) Consultant’s breach of his employment agreement or breach of the any confidentiality agreement entered into between Consultant and the Company.

[SIGNATURE PAGE TO FOLLOW]

This is a binding term sheet that will bind both the Company and Consultant to the terms described herein. The undersigned hereby agrees to the terms of this Term Sheet in its entirety subject to the drafting of definitive documentation thereto.

James Scully

Signature:

Date:

Neuralstem, Inc.

Signature:

By:	Sandford Smith

Its:	Chairman of the Compensation Committee

Date: